Exhibit 10.5

PARAMOUNT SKYDANCE CORPORATION

2025 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AGREEMENT

Paramount Skydance Corporation, a Delaware corporation (the “Company”), has granted Participant the Restricted Stock Units (the “RSUs”) set forth in the award certificate for the grant of RSUs, dated [DATE], that was previously delivered to Participant (the “Certificate”), subject to the terms and conditions of the Paramount Skydance Corporation 2025 Incentive Award Plan (as amended from time to time, the “Plan”), the Certificate, and this Restricted Stock Unit Agreement and the addendum attached hereto (the “Addendum” and, together with the Certificate, and this Restricted Stock Unit Agreement, this “Agreement”). Each RSU is hereby granted in tandem with a corresponding Dividend Equivalent as further described in this Agreement. Capitalized terms not specifically defined in this Agreement have the meanings given to them in the Plan.

Participant will be deemed to have agreed to all terms of the Plan and this Agreement, unless Participant provides the Company with a written notice of rejection within 30 days of receipt of this Agreement. Any such notice may be addressed to the Company at the following email address: stockplanadministrator@paramount.com. If Participant properly declines the RSUs, the RSUs will be cancelled and Participant will not be entitled to any benefits from the RSUs or any compensation or benefits in lieu of the cancelled RSUs.

ARTICLE I.

GENERAL

1.1 Award of RSUs(a) . The Company has granted the RSUs, together with an equivalent number of tandem Dividend Equivalents, to Participant effective as of the grant date set forth in the Certificate (the “Grant Date”). Each RSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

1.2 Incorporation of Terms of Plan. The RSUs and tandem Dividend Equivalents are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in this Agreement that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan. If the Addendum applies to Participant, in the event of a conflict between the terms of this Agreement or the Plan and the provisions in the Addendum, the terms and conditions in the Addendum shall control.

1.3 Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT; DIVIDEND EQUIVALENTS

2.1 Vesting of RSUs; Forfeiture of RSUs.

(a) Vesting. The RSUs will vest according to the vesting schedule in the Certificate, subject to rounding for fractional shares as determined by the Administrator or its designee. [In addition, the RSUs will be subject to any accelerated vesting provisions contained in the Company’s Non-Employee Director Compensation Program (as amended from time to time).]

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(b) Forfeiture. Except as otherwise set forth in the Plan or this Agreement, and unless the Administrator otherwise determines, in the event of Participant’s Termination of Service as a Director for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service, if any). For the avoidance of doubt, Participant’s employment or other service during only a portion of a vesting period where a Termination of Service as a Director occurs prior to a vesting date shall not entitle Participant to vest in a pro-rata portion of the RSUs with respect to such portion of the vesting period.

2.2 Settlement of RSUs.

(a) RSUs that vest will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than March 15th of the calendar year following the calendar year in which the applicable RSU vests, unless deferred in a manner intended to comply with Section 409A (to the extent applicable).

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law or an applicable provision of the Plan until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with U.S. Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

2.3 Dividend Equivalents. Each RSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of payment or forfeiture of the RSU to which it corresponds. With respect to each dividend or other distribution declared with respect to the Shares underlying the RSU for which the record date occurs on or after the Grant Date and on or prior to the earlier to occur of the payment or forfeiture of the RSU underlying such Dividend Equivalent, each outstanding Dividend Equivalent shall entitle Participant to receive payments equal to dividends or other distributions paid, if any, on the Shares underlying the RSU to which such Dividend Equivalent relates. Any such amounts shall be paid to Participant only if and to the extent the RSU to which such Dividend Equivalent relates vests, and shall be paid at such time as the Shares underlying the RSUs are paid pursuant to Section 2.2 above (but in no event later than March 15th of the calendar year following the year in which the RSU to which such Dividend Equivalent relates vests, unless deferred in a manner intended to comply with Section 409A (to the extent applicable)). Unless otherwise determined by the Administrator, Dividend Equivalents shall be paid in cash. Dividend Equivalents shall not entitle Participant to any payments relating to dividends or other distributions declared by the Company that have a record date that occurs after the earlier of the payment or forfeiture of the RSU to which it corresponds. In addition, notwithstanding the foregoing, in the event of Participant’s Termination of Service as a Director for any reason, Participant shall not be entitled to any Dividend Equivalent payments with respect to dividends or distributions declared but not paid prior to such Termination of Service on Shares underlying RSUs which are unvested as of such Termination of Service (after taking into account any accelerated vesting, if any, that may occur in connection with such Termination of Service, if any). Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of Section 409A (including for purposes of the designation of the time and form of payments required by Section 409A).

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of the RSUs and Dividend Equivalents and the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company, any of its Subsidiaries or Affiliates or any of their respective agents.

3.2 Responsibility for Taxes.

(a) Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary or Affiliate which employs Participant or to which Participant otherwise renders services (including any professional employer organization, employer of record or similar third party services provider that engages Participant for the purpose of Participant providing services to or for the benefit of the Company and its Subsidiaries and Affiliates) (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs and/or the Dividend Equivalents, including, but not limited to, the grant, vesting or settlement of the RSUs, or the subsequent sale of Shares acquired pursuant to the settlement of any RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs and/or Dividend Equivalents to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) In this regard and unless the Administrator determines otherwise, Participant authorizes and agrees that the Company or its agent shall satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by withholding in Shares to be issued upon settlement of the RSUs. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income, in accordance with Section 9.5 of the Plan. In the event that such withholding in Shares is problematic under Applicable Law or has materially adverse accounting consequences or if the Administrator determines otherwise, by Participant’s acceptance of this Agreement, Participant hereby authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations for Tax-Related Items (as applicable) by one or a combination of the following methods: (i) requiring Participant to make a payment in a form acceptable to the Company; (ii) withholding from Participant’s salary, wages or any other amounts payable to Participant; (iii) withholding from proceeds from the sale of Shares otherwise issuable upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or (iv) any other method of withholding determined by Administrator to be in compliance with Applicable Laws (subject to Section 9.5 of the Plan).

(c) In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares) or, if not refunded, Participant may seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligations for Tax-Related Items are satisfied by withholding Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying the withholding obligations for the Tax-Related Items.

(d) The Company shall not be obligated to deliver any Shares to Participant or Participant’s legal representative unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of any withholding obligation for Tax-Related Items resulting from the RSUs, the Dividend Equivalents and the Shares subject to the RSUs.

ARTICLE IV.

OTHER PROVISIONS

4.1 No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s receipt, vesting or settlement of the RSUs, the Dividend Equivalents, the Shares subject to the RSUs or the sale of such Shares. Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding participation in the Plan and the RSUs and Dividend Equivalents before accepting the RSUs and Dividend Equivalents or otherwise taking any action related to the RSUs, the Dividend Equivalents or the Plan.

4.2 Nature of the Grant. By accepting the RSUs and Dividend Equivalents, Participant acknowledges and agrees that:

(a) the Plan is established voluntarily by the Company, is wholly discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the Plan is operated and the award of RSUs and Dividend Equivalents is granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights Participant may have under this Agreement may be raised only against the Company but not any Subsidiary (including, but not limited to, the Service Recipient);

(c) no Subsidiary (including, but not limited to, the Service Recipient) has any obligation to make any payment of any kind to Participant under this Agreement;

(d) the grant of the RSUs and Dividend Equivalents is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(e) all decisions with respect to future grants of restricted stock units or other grants, if any, will be at the sole discretion of the Company;

(f) Participant is voluntarily participating in the Plan;

(g) the RSUs, the Dividend Equivalents and any Shares acquired under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;

(h) the RSUs, the Dividend Equivalents and any Shares acquired under the Plan, and the income from and value of the same, are not part of normal or expected compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(i) the future value of the Shares underlying the RSUs and of the Dividend Equivalents is unknown, indeterminable, and cannot be predicted with certainty;

(j) no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of the RSUs resulting from Participant’s Termination of Service (for any reason whatsoever and regardless of whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant is providing service or the terms of Participant’s employment or other service agreement, if any) and/or the application of any recoupment, recovery, or claw-back policy otherwise required by Applicable Laws;

(k) for purposes of this Agreement (and the RSUs), Participant’s Termination of Service as a Director will be deemed to occur as of the date Participant is no longer actively providing services as a Director to the Company, the Service Recipient or any other Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or otherwise providing services or the terms of his or her employment or service agreement, if any), and unless otherwise expressly determined by the Company, Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s status as an Employee or other Service Provider will not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or otherwise providing services or the terms of Participant’s employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Agreement and the RSUs (including whether Participant may still be considered to be providing services while on a leave of absence);

(l) unless otherwise agreed with the Company in writing, the RSUs, the Dividend Equivalents, the Shares subject to the RSUs, and the income from and value of the same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary or other Affiliate;

(m) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs, and/or any such other benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(n) neither the Company nor any Subsidiary thereof shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the vesting of the RSUs, the subsequent sale of any Shares acquired upon settlement of the RSUs or the payment of the Dividend Equivalents.

4.3 Adjustments. Participant acknowledges that the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.4 Claw-back. The RSUs, the Dividend Equivalents and the Shares issuable hereunder shall be subject to the Company’s Clawback Policy, as well as any other claw-back or recoupment policy in effect on the Grant Date or that may be adopted or maintained by the Company following the Grant Date.

4.5 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company at the following email address: stockplanadministrator@paramount.com. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service (or local equivalent if Participant is located outside the United States), when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.6 Addendum. Notwithstanding any other provisions of this Agreement, if Participant performs services for the Company or any of its Subsidiaries or Affiliates (or any Service Provider) outside of the United States, the RSUs and Dividend Equivalents shall be subject to the additional terms, conditions and provisions, if any, for Participant’s country of residence as set forth in the Addendum. If Participant relocates to one of the countries included in the Addendum while the RSUs and Dividend Equivalents are outstanding, the additional terms, conditions and provisions contained in the Addendum for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Addendum constitutes part of this Agreement.

4.7 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.8 Conformity to Applicable Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the RSUs prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. federal, state or local securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state or local governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any other securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without Participant’s consent to the extent necessary to comply with Applicable Laws applicable to issuance of Shares.

4.9 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.10 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement and the RSUs and Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.11 Entire Agreement. The Plan and this Agreement (including the Addendum and any other exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof; provided, however, that this Agreement shall not modify (and shall be subject to the terms and conditions of) any employment, consulting and/or severance agreement between the Company or a Subsidiary or Affiliate thereof and Participant in effect as of the date a determination is to be made under this Agreement.

4.12 Severability. If any portion of this Agreement or any action taken under this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

4.13 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive the cash or Shares as a general unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

4.14 Not a Contract of Employment or Service. Nothing in the Plan or this Agreement (including the Addendum) confers upon Participant any right to continue in the employ or service of the Company, any of its Subsidiaries or Affiliates or any other Service Recipient or interferes with or restricts in any way the rights of the Company, any of its Subsidiaries or Affiliates or any other Service Recipient, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or any of its Subsidiaries or Affiliates or any other Service Recipient (as applicable) and Participant.

4.15 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

4.16 Language4.17 . Participant acknowledges that Participant is sufficiently proficient in English or has had an opportunity to consult with an advisor who is sufficiently proficient in the English language, and understands the content of this Agreement and other Plan materials. If Participant has received this Agreement or any other document related to the Plan and/or the RSUs translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise explicitly required by Applicable Laws.

4.18 Imposition of other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan and on the RSUs, the Dividend Equivalents and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

4.19 Insider Trading/Market Abuse Laws. Depending on Participant’s country or broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant’s ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the Shares, rights to Shares (e.g., the RSUs) or Dividend Equivalents or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by Applicable Laws). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant may be prohibited from (i) disclosing insider information to any third party, including Employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant should speak to his or her personal advisor on this matter.

4.20 Foreign Asset/Account Reporting, Exchange Control and Tax Reporting. Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from his or her participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside Participant’s country. Applicable Laws may require that Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. Participant acknowledges that Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.

4.21 Section 409A.

(a) This Agreement shall be interpreted in accordance with the requirements of Section 409A. Notwithstanding any provision of this Agreement, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, provided, however, that this Section 4.21 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any payment window spans two calendar years, Participant shall have no discretion over or ability to control the actual year in which payment is made.

(b) Notwithstanding anything to the contrary in this Agreement, no amounts that constitute “non-qualified deferred compensation” (within the meaning of Section 409A) shall be paid to Participant under this Agreement during the six (6)-month period following Participant’s “separation from service” to the extent that the Administrator determines that Participant is a “specified employee” (each within the meaning of Section 409A) at the time of such separation from service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to Participant in a lump-sum all amounts that would have otherwise been payable to Participant during such six (6)-month period under this Agreement.

ARTICLE V.

DATA PRIVACY

Participant’s personal information will be processed in accordance with the Company’s or the applicable Service Recipient’s (as applicable) workplace privacy policy.

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ADDENDUM

[To insert if applicable.]

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